Private & Confidential
Date 30 January 2009
CASTELI CASTLE INC.
as Borrower
- and -
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
- and -
DnB NOR BANK ASA
as Agent, Account Bank and Security Trustee
-and-
DnB NOR BANK ASA
as Swap Bank

LOAN AGREEMENT

relating to a loan facility of up to US$43,000,000
to part-finance the acquisition of
one 50,500 dwt chemical product tanker

INDEX

Clause		Page

1	INTERPRETATION	1

2	LOAN FACILITY	17

3	POSITION OF THE LENDERS ETC.	18

4	DRAWDOWN	19

5	INTEREST	20

6	INTEREST PERIODS	21

7	DEFAULT INTEREST	22

8	REPAYMENT AND PREPAYMENT	23

9	CONDITIONS PRECEDENT	24

10	REPRESENTATIONS AND WARRANTIES	25

11	GENERAL UNDERTAKINGS	27

12	CORPORATE UNDERTAKINGS	30

13	INSURANCE	31

14	SHIP COVENANTS	36

15	SECURITY COVER	40

16	PAYMENTS AND CALCULATIONS	41

17	APPLICATION OF RECEIPTS	43

18	APPLICATION OF EARNINGS	44

19	EVENTS OF DEFAULT	45

20	FEES AND EXPENSES	49

21	INDEMNITIES	50

22	NO SET-OFF OR TAX DEDUCTION	51

23	ILLEGALITY, ETC	52

24	INCREASED COSTS	53

25	SET-OFF	54

26	TRANSFERS AND CHANGES IN LENDING OFFICES	54

Clause		Page

27	VARIATIONS AND WAIVERS	57

28	NOTICES	58

29	SUPPLEMENTAL	59

30	LAW AND JURISDICTION	59

SCHEDULE 1 LENDERS AND COMMITMENTS		61

SCHEDULE 2 DRAWDOWN NOTICE		62

SCHEDULE 3 CONDITIONS PRECEDENT		63

SCHEDULE 4 TRANSFER CERTIFICATE		67

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE		71

SCHEDULE 6 MANDATORY COST		72

EXECUTION PAGE		74

THIS LOAN AGREEMENT is made on 30 January 2009
BETWEEN:
(1)	CASTELI CASTLE INC. a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Majuro, 96960 MH, Marshall Islands, as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	DnB NOR BANK ASA acting through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, as Agent;

(4)	DnB NOR BANK ASA acting through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, as Account Bank;

(5)	DnB NOR BANK ASA acting through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, as Security Trustee; and

(6)	DnB NOR BANK ASA acting through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, as Swap Bank.
WHEREAS
(A)	The Lenders have agreed to make available to the Borrower a loan facility of up to $43,000,000 in a single advance, for the purpose of part-financing the purchase by the Borrower from Lauritzen Tankers Ship Owners A/S of the chemical product tanker of about 50,500 dwt being constructed by the Builder with Hull No. 061 and to be named “STEALTH ARGENTINA”.

(B)	The Borrower may, if it wishes, from time to time hedge its exposure under this Agreement to interest rate fluctuations by entering into interest rate swap transactions with the Swap Bank.

(C)	The Lenders and the Swap Bank have agreed to share the benefit of the Security Interests under the Finance Documents pari passu between them.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:
“Account Bank” means DnB NOR Bank ASA acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY or such other bank or financial institution as may be designated by the Agent as the Account Bank for the purposes of this Agreement;
“Account Security Deed” means a deed of pledge of the Earnings Account in such form as the Agent may approve or require;
“Affected Lender” has the meaning given in Clause 5.6;
“Agency and Trust Deed” means the agency and trust deed executed or to be executed between the Borrower, the Lenders, the Agent, the Security Trustee and the Swap Bank in such form as the Agent may approve or require;
“Agent” means DnB NOR Bank ASA acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY or any successor appointed under clause 5 of the Agency and Trust Deed;

“Approved Broker” means each of:
(a)	Galbraiths Limited;

(b)	Arrow Sale & Purchase (UK) Ltd;

(c)	Poton & Partners;

(d)	H. Clarkson & Company Limited; and

(e)	Fearnleys AS
and any other sale and purchase shipbroker as the Agent and the Borrower may agree should be an Approved Broker for the purposes of this Agreement, and in the plural, means all of them;
“Approved Charter” means, in relation to the Ship, the seven year bareboat charterparty dated 26 October 2007 made between the Borrower and the Approved Charterer at a net daily rate of no less than USD15,000 per day;
“Approved Charterer” means C & Heavy Industries Co., Ltd. of Seoul, Korea;
“Approved Flag” means the Marshall Islands flag or such other flag as the Lenders may approve as the flag on which the Ship shall be registered;
“Approved Flag State” means the Marshall Islands or any other country in which the Lenders may approve that the Ship be registered;
“Availability Period” means the period commencing on the date of this Agreement and ending on:
(a)	31 January 2010; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;
“Borrower” means Casteli Castle Inc., a corporation incorporated and existing under the laws of the Marshall Islands and having its registered office is at Trust Company Complex, Ajeltake Road, Majuro, 96960 MH, Marshall Islands;
“Breakage Costs” means, in the case of any prepayment of the whole or any part of the Loan on a day other than the last day of an Interest Period applicable to the whole of the amount prepaid, such amount as shall be certified by the Agent, based on a certificate from any Lender whose Contribution is being repaid as being necessary to compensate that Lender, in whole or in part, for any loss (including, without limitation, loss of profit), penalty or expense incurred or to be incurred by that Lender on account of funds borrowed in order to make, fund or match its Commitment or Contribution (or any part thereof);
“Builder” means Guangzhou Shipyard International Company Limited organised and existing under the laws of the Peoples’ Republic of China;
“Business Day” means a day on which banks are open in Piraeus, London and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;
“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;
“Charter Assignment” means the specific assignment of the Approved Charter required to be executed hereunder by the Borrower in favour of the Security Trustee in such form as the Agent may require in its sole discretion;
“Classification” means, in relation to the Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Agent shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification in relation to the Ship for the purposes of the relevant Finance Documents;
“Classification Society” means any IACS classification society which the Agent shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society in relation to the Ship for the purposes of the relevant Finance Documents;
“Collateral Charter” means, in respect of each Collateral Ship, any charter or contract of affreightment which is of 12 months or more in duration, or is capable of exceeding 12 months in duration;
“Collateral Charter Assignment” means, in respect of each Collateral Ship, the specific second priority/assignment of the Collateral Charter of such Collateral Ship required to be executed hereunder by the Owner thereof in favour of the Security Trustee in such form as the Agent may require in its sole discretion;
“Collateral General Assignment” means, in respect of each Collateral Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of such Collateral Ship in such form as the Lenders may approve or require, and in the plural means all of them;
“Collateral Guarantee” means each guarantee of the Borrower’s obligations under this Agreement and the other Finance Documents to be given by the Collateral Guarantors in such form as the Lenders may approve or require, and in the plural means all of them;
“Collateral Guarantor” means each of:
(a)	Empire Spirit Ltd. (“Empire”);

(b)	Triathlon Inc. (“Triathlon”);

(c)	Soleil Trust Inc. (“Soleil”);

(d)	Balkan Holding Inc. (“Balkan”);

(e)	Evolution Crude Inc. (“Evolution”);

(f)	Ecstasea Inc. (“Ecstasea”)

each a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Majuro, 96960 MH, Marshall Islands;

(g)	Balcan Profit Limited (“Balcan”); and

(h)	Jungle Investment Limited (“Jungle”),

each a company incorporated in Malta whose registered office is at 147/1 St. Lucia Street, Valletta, Malta; and

(i)	Northern Yield Shipping Limited (“Northern”), a company incorporated in Cyprus whose registered office is at Agias Elenis 6, Agias Elenis Building, flag/office 24, Nicosia, Cyprus, each hereafter referred to by the name in parenthesis and in the plural means all of them;
“Collateral Manager’s Undertakings” means, in respect of each Collateral Ship, the undertaking required to be executed by the manager thereof in favour of the Security Trustee in such form as the Agent may approve or require;
“Collateral Mortgage” means, in respect of each of:
(i)	“GAS MONARCH”, the second priority Bahamas ship mortgage and Deed of Covenant collateral thereto on such Collateral Ship;

(ii)	“GAS MARATHON” and “GAS SINCERITY” the second preferred Panamanian ship mortgage on such Collateral Ship;

(iii)	“GAS CZAR” and “GAS PREMIERSHIP” the second preferred Marshall Islands ship mortgage on such Collateral Ship;

(iv)	“GAS CATHAR” and “GAS FLAWLESS” the second priority Maltese ship mortgage and Deed of Covenant collateral thereto on such Collateral Ship; and

(v)	“GAS LEGACY” and “GAS ETERNITY” the second priority Cyprus ship mortgage and Deed of Covenant collateral thereto on such Collateral Ship in such form as the Lenders may approve or require, and in the plural means all of them;
“Collateral Ship” means each of:
(a)	the 1997-built LPG carrier registered in the ownership of Empire under the laws and flag of the Bahamas with the name “GAS MONARCH”;

(b)	the 1995-built LPG carrier registered in the ownership of Triathlon under the laws and flag of Panama with the name “GAS MARATHON”;

(c)	the 2000-built LPG carrier registered in the ownership of Soleil under the laws and flag of Panama with the name “GAS SINCERITY”;

(d)	the 2001-built LPG carrier registered in the ownership of Jungle under the laws and flag of Malta with the name “GAS CATHAR”;

(e)	the 1998-built LPG carrier registered in the ownership of Northern under the laws and flag of Cyprus with the name “GAS LEGACY”;

(f)	the 1998-built LPG carrier registered in the ownership of Balcan under the laws and flag of Cyprus with the name “GAS ETERNITY”;

(g)	the 1995-built LPG carrier registered in the ownership of Balkan under the laws and flag of the Marshall Islands with the name “GAS CZAR”;

(h)	the 2007-built LPG carrier registered in the ownership of Evolution under the laws and flag of Malta with the name “GAS FLAWLESS”;

(i)	the 2001-built LPG carrier registered in the ownership of Ecstasea under the laws and flag of the Marshall Islands with the name “GAS PREMIERSHIP”;
and in the plural means all of them and each Collateral Ship is referred to in this Agreement by its name;
“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);
“Compliance Certificate” means a certificate substantially in the form set out in schedule 5 signed by the chief financial officers of the Borrower and the Corporate Guarantor;
“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;
“Contractual Currency” means Dollars or such other currency as is referred to in Clause 21.4;
“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;
“Corporate Guarantee” means the guarantee of the Borrower’s obligations under the Loan Agreement and the other Finance Documents to be given by the Corporate Guarantor in such form as the Agent may approve or require;
“Corporate Guarantor” means StealthGas Inc., a corporation organised and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Majuro, 96960 MH, Marshall Islands;
“Corporate Guarantor’s Group” means the Corporate Guarantor and all its Related Companies in respect of which the consolidated audited accounts are prepared each year;
“Cost of Funds” means the rate per annum determined by the Agent to be the rate at which deposits in Dollars are offered to the Agent by leading banks in the London Interbank Market at the Agent’s request at or about 11.00 a.m. (London time) on the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that period;
“Creditor Party” means the Agent, the Account Bank, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;
“Designated Transaction” means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank; and

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;
“Dollars” and “$” means the lawful currency for the time being of the United States of America;
“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made available;
“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);
“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	all freight, hire and passage moneys, compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;
“Earnings Account” means an account in the name of the Borrower with the Account Bank which is designated by the Agent in writing as the Earnings Account for the purposes of this Agreement;
“EBITDA” means, at any time, in respect of the preceding four financial quarters, the aggregate amount of consolidated pre-tax profits of the Group before extraordinary or exceptional items, interest, depreciation and amortisation;
“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Company in connection with any Relevant Ship or its operation or the carriage of cargo and/or the provision of goods and/or services on or from any Relevant Ship;
“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
“Environmental Law” means any applicable law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
“Event of Default” means any of the events or circumstances described in Clause 19.1;
“Existing Borrowers” means, together, Empire, Independent Trader Ltd., Triathlon, Soleil, Jungle and Northern;
“Existing Loan” means the principal amount for the time being outstanding under the Existing Loan Agreement;
“Existing Loan Agreement” means the loan agreement dated 5 December 2005 (as amended by a supplemental agreement dated 27 February 2006, a second supplemental agreement dated 30 January 2007 and a third supplemental agreement dated 14 March 2008) made between (i) the Existing Borrowers as joint and several borrowers and (ii) DnB NOR Bank ASA as lender, as the same may be further supplemented and amended from time to time;
“Existing Master Agreement” means the master agreement (on the 1992 ISDA (Multicurrency - Crossborder) form and including the Schedule thereto) dated 5 December 2005 and made between the Existing Borrowers and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;
“Existing Swap Exposure” means, as at any relevant date the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Existing Borrowers to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Existing Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Existing Borrowers and the Swap Bank;
“Finance Documents” means:
(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Agency and Trust Deed;

(d)	the Corporate Guarantee;

(e)	the General Assignment;

(f)	the Mortgage;

(g)	the Account Security Deed;

(h)	the Shares Pledge;

(i)	the Master Agreement Assignment;

(j)	the Collateral Guarantees;

(k)	the Collateral Mortgages;

(l)	the Collateral General Assignments;

(m)	the Collateral Charter Assignments;

(n)	the Collateral Manager’s Undertakings;

(o)	the Charter Assignment;

(p)	the Tripartite Deed;

(q)	the Intercreditor Deed;

(r)	the Manager’s Undertakings; and

(s)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or the Corporate Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;
“Financial Indebtedness” means, in relation to a company (the “debtor”), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Free Cash Flow” means, at any time, in respect of the preceding four financial quarters of the Corporate Guarantor’s Group the amount calculated by reference to the Latest Accounts of the Corporate Guarantor’s Group to be (a) the aggregate gross revenue (as defined in the relevant Latest Accounts) of the Corporate Guarantor’s Group actually received during such 12 month period less (b) the aggregate of (i) costs incurred by the Corporate Guarantor’s Group related to the ownership and operation of ships and administrative expenses acceptable to the Agent (each as set out in the relevant Latest Accounts), (ii) Interest Expense net of Interest Income (as defined in the relevant Latest Accounts) of the Corporate Guarantor’s Group and (iii) the aggregate of any principal amounts repaid to any lender by the Corporate Guarantor’s Group or member thereof in respect of any Borrowed Money during such 12 month period;
“General Assignment” means a general assignment of the Earnings, the Insurances and any Requisition Compensation of the Ship in such form as the Agent may approve or require;
“Group Member” means any member of the Corporate Guarantor’s Group;
“Insurances” means:
(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;
“Intercreditor Deed” means, in respect of the Collateral Ships, the agreement made by DnB NOR Bank ASA as first mortgagee and the Security Trustee as second mortgagee of the Collateral Ships;
“Interest Expense” means, at any time, for the preceding four financial quarters, the aggregate interest which was payable by the Group Members on any Borrowed Moneys during such period;
“Interest Period” means a period determined in accordance with Clause 6;
“ISM Code” means, in relation to its application to the Borrower, the Ship and its operation, ‘The International Management Code for the Safe Operation of Ship and for Pollution Prevention’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993, as the same may be amended, supplemented or replaced from time to time;
“ISM Code Documentation” includes:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ship; and

(b)	all other documents and data which are relevant to the ISM Code, the ISM SMS and their implementation and verification which the Agent may reasonably require;
“ISM SMS” means the safety management system for the Ship which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s flag state and any jurisdiction on which such Ship is operated;
“ISPS Code Documentation” includes:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to the Ship; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may reasonably require;
“Latest Accounts” means (i) in respect of any financial year of the Corporate Guarantor and/or the Borrower and/or the Corporate Guarantor’s Group, the latest audited financial statements required to be prepared pursuant to clause 11.6 or (ii) in relation to any other 4 consecutive financial quarters of the Corporate Guarantor and/or the Borrower and/or the Corporate Guarantor’s Group, together the latest unaudited financial statements required to be prepared pursuant to clause 11.6 in relation to the relevant quarterly periods;
“Lender” means, subject to Clause 26.6:
(a)	a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;
“Leverage Ratio” means the lesser of (i) the aggregate of the Loan and the Swap Exposure (if any) divided by the Market Value of the Ship and any other security provided under this Agreement and (ii) Total Liabilities of the Corporate Guarantor’s Group divided by Total Assets of the Corporate Guarantor’s Group adjusted for market values;
“LIBOR” means, for a particular period, the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears at or about 11 a.m. on the second Banking Day before the first day of such period on such service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD or, if such quotation is not available, means the Cost of Funds;
“Loan” means the principal amount for the time being outstanding under this Agreement;
“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;
“Manager” means, in respect of the Ship when subject to the Approved Charter, such person as is notified to and accepted by the Lenders prior to the date of this Agreement as technical manager and at all other times, and at all times as commercial manager, Stealth Maritime Corp. S.A. acting through its office at 331 Kifissias Avenue, 145 61, Athens, Greece, or any other person appointed by the Borrower, with the prior written consent of the Lenders, as the manager of the Ship;

“Manager’s Undertaking” means the undertaking in respect of the Ship required to be executed hereunder by the Manager of the Ship in favour of the Security Trustee in such form as the Agent may approve or require;
“Mandatory Cost” means in relation to any period a percentage calculated for such period at an annual rate determined by the application of the formula set out in schedule 6;
“Margin” means two per cent (2%) per annum;
“Market Value” means the market value of the Ship determined from time to time in accordance with Clause 15.2;
“Master Agreement” means the master agreement (on the 1992 ISDA (Multicurrency - Crossborder) form and including the Schedule thereto) made or to be made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;
“Master Agreement Assignment” means the assignment of the Master Agreement in favour of the Security Trustee executed or to be executed by the Borrower, in such form as the Agent may approve or require;
“MOA” means the memorandum of agreement dated 25 June 2008 made between the Borrower and the Seller pursuant to which the Borrower has agreed to buy and the Seller has agreed to sell the Ship;
“Mortgage” means the first preferred ship mortgage on the Ship under the Approved Flag and deed of covenant collateral thereto (if applicable) in such form as the Agent may approve or require;
“Negotiation Period” has the meaning given in Clause 5.9;
“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
“Owner” means, in respect of each Collateral Ship, the Guarantor which is he Owner thereof;
“Payment Currency” means a currency other than the Contractual Currency or such other currency as is referred to in Clause 21.4;
“Permitted Security Interests” means:
(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(h);

(f)	any Security Interest created in favour of a claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);
“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;
“Registry” means, in respect of the Ship, the office of such registrar, commissioner or representative of the Approved Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the Mortgage under the laws and flag of the Approved Flag State;
“Related Company” of any company is a company which is controlled by that company from time to time;
“Relevant Company” means any Security Party and any Security Party’s Related Companies;
“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Finance Documents and/or to ensure the continuous validity and enforceability thereof;
“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;
“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
“Security Interest” means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the claimant under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;
but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
“Security Party” means the Borrower, the Corporate Guarantor (in its capacity as guarantor of the Borrower’s obligation under this Agreement and the Master Agreement), the Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;
“Security Period” means the period commencing on the date of this Agreement and ending on the date stated in the Agent’s written notice to the Borrower, the Security Parties and the Lenders that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means DnB NOR Bank ASA acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY or any successor appointed under clause 5 of the Agency and Trust Deed;
“Seller” means Lauritzen Tankers Ship Owners A/S a company incorporated in Denmark having its registered office at 28 Sankt Annae Plads, Copenhagen, Denmark;
“Shares Pledge” means the pledge of the shares of and in the Borrower required to be executed by the Corporate Guarantor in favour of the Security Trustee in such form as the Agent may approve or require;
“Ship” means the chemical product tanker of approximately 50,500 dwt under construction by the Builder with Builder’s Hull No. 061 and to be purchased by the Borrower pursuant to the MOA and registered on the Marshall Islands flag with the name “STEALTH ARGENTINA”;
“Swap Bank” means DnB NOR Bank ASA acting through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY or any successor of it appointed under Clause 5 of the Agency and Trust Deed;
“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank as the net amount in Dollars which would be payable by the Borrower to the Swap Bank in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank under section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on that date;
“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof;
“Total Assets” and “Total Debt” shall have the meanings assigned to them in accordance with International Financial Reporting Standards;
“Total Loss” means:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 90 days redelivered to the full control of the Borrower;
“Total Loss Date” means:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower, with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
“Transaction” has the meaning given in the Master Agreement;
“Transfer Certificate” has the meaning given in Clause 26.2;
“Tripartite Deed” means the deed containing (inter alia) an assignment of the Approved Charterer’s interest in the insurances of the Ship, required to be executed by the Borrower and Approved Charterer in favour of the Security Trustee in such form as the Agent may approve or require;
“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;
“Underlying Documents” means the MOA, the Approved Charter and the Management Agreement; and
“Unencumbered Liquid Assets” means cash or cash equivalents (including marketable securities) which are not subject, at any relevant time, to any Security Interest.
1.2	Construction of certain terms. In this Agreement:
“approved” means, for the purposes of Clause 13, approved in writing by the Agent;
“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
“company” includes any partnership, joint venture and unincorporated association;
“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation, permission, permit and legalisation;
“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;
“document” includes a deed; also a letter, fax or telex;
“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;
“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“material” means material in the sole opinion of the Security Trustee and/or the Agent;
“months” shall be construed in accordance with Clause 1.3;
“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect in relation to the Ship under Clause 13 below or any other provision of this Agreement or another Finance Document;
“parent company” has the meaning given in Clause 1.4;
“person” includes any company, any state, political sub-division of a state and local or municipal authority, and any international organisation;
“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
“regulation” includes any applicable regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
“subsidiary” has the meaning given in Clause 1.4;
“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
“war risks” means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded from the standard form of English or other marine policy.
1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:
(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.
1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:
(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.
(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears; and

(c)	references in Clause 1.1 to a document being in the form of a particular Schedule include references to that form with any modifications to that form which the Agent (with the authorisation of the Lenders in the case of substantial modifications) approves or reasonably requires; and

(d)	the clause headings shall not affect the interpretation of this Agreement.

2	LOAN FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a loan facility in a single advance in an amount not exceeding the lesser of (a) $43,000,000 and (b) 75 per cent. of the gross purchase price of the Ship payable under the MOA.

2.2	Lenders’ participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement and in accordance with the terms of Clause 4.2.

2.4	Cancellation of Commitment. The Borrower may at any time request (in writing addressed to the Agent) the reduction of all or any part of the Total Commitments, whereupon such cancelled part shall cease to be available, and the Commitment of each Lender shall be reduced pro rata, provided that such cancellation shall be irrevocable and at no additional cost to the Borrower. Any part of the Total Commitments which remains undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

3	POSITION OF THE LENDERS ETC.

3.1	Interests of Lenders several. The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement and the Master Agreement without joining the Agent, the Security Trustee, the Swap Bank or any other Lender as additional parties in the proceedings.

3.2	Proceedings by individual Lender. However, without the prior written consent of all the Lenders, no Lender may bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document.

3.3	Obligations of Lenders and Swap Bank several. The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or under the Master Agreement.

3.4	Parties bound by certain actions of Lenders. Every Lender, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, the Borrower and each Security Party:

(a)	shall be entitled to assume that the Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Deadlock. All authorisations and instructions to be given in accordance with the terms of this Agreement by the Lenders shall be given by all Lenders. If they are unable to agree the same in relation to a Material Matter, then the Lender which has proposed an instruction or authorisation (the “Proposing Lender”) may, within 15 Business Days of the deadlock becoming apparent, give written notice to the other Lender (the “Opposing Lender”) that the Proposing Lender intends to acquire the Opposing Lender’s Contribution. The Proposing Lender shall then, within 15 Business Days of such notice pay to the Opposing Lender the amount of its Contribution together with any Breakage Costs and accrued interest on the said amount, and the Opposing Lender shall thereupon transfer its Contribution to the Proposing Lender in accordance with Clause 26. (In this clause “Breakage Costs” means any expenses, losses or liabilities incurred by the Opposing Lender as a result of or in connection with the prepayment of its Contribution otherwise than on the last day of an Interest Period, and “Material Matter” means any authorisation or instruction relating to the enforcement, amendment or waiver of any Finance Document or any term thereof which could affect the value thereof).

3.7	Construction. In Clauses 3.4 and 3.6 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Loan. Subject to the following conditions, the Borrower may request the Loan to be made available by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period; and

(b)	the Loan shall not exceed the lesser of (i) $43,000,000 and (ii) 75 per cent. of the gross purchase price of the Ship payable under the MOA.

4.3	Notification to Lenders of receipt of the Drawdown Notice. The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Loan; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. The Drawdown Notice must be signed by a director or other authorised person of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior written consent of the Agent, acting on the authority of the Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower, the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6	Disbursement of the Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account of the Seller which the Borrower specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Loan to third party. The payment by the Agent under Clause 4.6 to the Seller shall constitute the making available of the Loan and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (a) the Margin, (b) Cost of Funds or, as the case may be, LIBOR and (c) Mandatory Costs (if any), each for that Interest Period where “Cost of Funds” shall apply (i) from the date of this Agreement until the Lenders determine that the banking market and in particular the London Interbank Market have stabilised and (ii) at any time after the Lenders give the Borrowers written notice that LIBOR does not reflect the actual cost to them of funding the Loan, and LIBOR shall apply at all other times.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Market disruption. The following provisions of this Clause 5 apply if:

(a)	at least one Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been made available, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that the applicable one of Cost of Funds and LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period; or

(b)	at least one Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.6 which have caused its notice to be given.

5.7	Suspension of drawdown. If the Agent’s notice under Clause 5.6 is served before the Loan is made available:

(a)	in a case falling within paragraph (a) of Clause 5.5, the Borrowers would, for the relevant Interest Period, pay to the Lenders which have given notice to the Agent the actual cost to those Lenders of funding their respective Contributions available;

(b)	in a case falling within paragraph (b) of Clause 5.5, the Affected Lender’s obligation to participate in the Loan shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.8	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.7 is served after the Loan is made available, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.7 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.9	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and Mandatory Costs (if any); and the procedure provided for by this Clause 5.11 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.11, the Borrower may give the Agent not less than 15 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.12	Prepayment; termination of Commitments. A notice under Clause 5.12 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and Mandatory Costs (if any) and, if the prepayment or repayment is not made on the last day of the interest period set by the Agent, any sums payable in respect of Breakage Costs.

5.13	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	1, 3, 6 or 12 months as notified by the Borrower to the Agent (subject to availability in the London Interbank Market (as determined by the Agent)) not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fail to notify the Agent by the time specified in paragraph (a) above; or

(c)	such other longer period as the Agent may (subject to availability in the London Interbank Market (as determined by the Agent)), acting on the instructions of the Lenders, agree with the Borrower,

provided that (i) the Borrower may not select more than three Interest Periods having a duration of one (1) month in any calendar year and (ii) the selection of Interest Periods under this Clause 6.2 shall be made in such manner as to ensure that a separate Interest Period shall be selected in respect of an amount of the Loan equal to the repayment instalment which is then due to be repaid under Clause 8.1 to expire on the Repayment Date applicable to such repayment instalment.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period in relation to that amount shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	the applicable one of Cost of Funds and LIBOR; or

(ii)	if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.
7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Security Trustee for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement. For the avoidance of doubt this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest, Other Amounts) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments. The Borrower shall repay the Loan by 16 equal consecutive semi-annual instalments and a balloon instalment (the “Balloon Instalment”) of which the first 8 instalments shall be $1,700,000 each, the subsequent 8 instalments shall be $1,300,000 each and the Balloon Instalment shall be $19,000,000 Provided that if the amount the Loan drawn down hereunder is less than $43,000,000 each of the said repayment instalments (including the Balloon Instalment) shall be reduced pro rata by an amount equal, in aggregate, to such undrawn amount.

8.2	Repayment Dates. The first instalment shall be repaid on the date falling 6 months after the Drawdown Date and the last instalment together with the Balloon Instalment shall be repaid on the earlier of (i) the date falling 96 months after the Drawdown Date and (ii) 31 January 2018.

8.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Security Trustee for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.5 are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000 or one or more repayment instalments in full;

(b)	the Agent has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)	each partial prepayment shall be applied in inverse order of maturity against the repayment instalments which are at the time being outstanding (excluding the Balloon Instalment), unless the Lender agrees otherwise in writing, such agreement not to be unreasonably withheld.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the prior written consent of the Agent, given with the authority of the Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment. The Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold or becomes a Total Loss:
(i)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; and

(ii)	in the case of a Total Loss, on the earlier of the date falling 150 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.
8.9	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any Breakage Costs but without premium or penalty.

8.10	No reborrowing. No amount prepaid may be reborrowed under this Agreement.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to make the Loan available is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the Drawdown Date, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(c)	that, on or before the service of the Drawdown Notice, the Agent has received payment of the fees payable pursuant to Clause 20.1 and of the expenses referred to in Clause 20.2;

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents are, and would be, complete, true, accurate and not misleading (whether by omission of material facts or considerations or otherwise) if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;
(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Lenders, request by notice to the Borrower no less than 5 Business Days prior to the Drawdown Date.

9.2	Waiver of conditions precedent. If the Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business days after the Drawdown Date (or such longer period as the Agent may, with the authority of the Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

10.3	Share capital and ownership. The Borrower has an authorised share capital divided into 100 registered and/or bearer shares of no par value, all of which shares have been issued fully paid.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the MOA, to purchase and pay for the Ship under the MOA and register the Ship in its name under the Approved Flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement, to enter into any Designated Transaction under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party and the Master Agreement.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms;

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate; and

(c)	are duly admissible in evidence,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower and/or the Corporate Guarantor from that disclosed in the unaudited accounts so provided for the financial year ending on 31 December 2007.

10.12	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken.

10.13	Validity and completeness of MOA.

(a)	The copy of the MOA delivered to the Agent before the date of this Agreement is a true and complete copy;

(b)	the MOA constitutes valid, binding and enforceable obligations of the Seller and the Borrower respectively in accordance with its terms; and

(c)	no amendments or additions to the MOA have been agreed.

10.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Seller or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9, 11.12 and 14.10.

10.16	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

10.17	Ranking of Borrower’s obligations. The Borrower’s obligations to make payments under this Agreement and/or the Master Agreement rank ahead of any obligation owed by the Borrower to any other person, except as the same may be preferred by any applicable law or regulation.

10.18	Insolvency etc. No bankruptcy, insolvency, administration or similar proceedings have been commenced against the Borrower with a view to winding up the Borrower.

10.19	ISM Code and ISPS Code compliance. The Borrower has obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ship and is in full compliance with the ISM Code and the ISPS Code.

10.20	Repetition of representations. The representations and warranties set out in this Clause 10 are complete, true, accurate and not misleading (whether by omission of any material fact or consideration or otherwise) and the same, including this Clause 10.20, shall be deemed to be repeated on the date of the Drawdown Notice and on the Drawdown Date.

11	GENERAL UNDERTAKINGS

11.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future including, but not limited to, the Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of the Borrower’s interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4	No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except liabilities and obligations under the MOA and the Finance Documents and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any

Finance Document will be true and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor, starting with the financial year ending on 31 December 2007, the combined audited financial statements of the Corporate Guarantor’s Group prepared by a firm of accountants acceptable to the Lenders;

(b)	upon request, any request to be made after the earlier of (i) issue of the relevant accounts and (ii) 90 days after the end of each financial year of the Borrower, the unaudited accounts of the Borrower for that financial year, certified as to their correctness by the chief accounting officer of the Corporate Guarantor;

(c)	upon request, any request to be made after the earlier of (i) issue of the relevant accounts and (ii) 60 days after the end of each of the 3 months periods up to 31 March, 31 June, 30 September and 31 December each year, the unaudited accounts of the Borrower for that 3 month period of the Borrower, certified as to their correctness by the chief accounting officer of the Corporate Guarantor;

(d)	as soon as possible, but in no event later than 90 days after the end of each of the 6 months periods up to 31 June and 31 December each year, the combined unaudited management accounts for that 6 month period of the Corporate Guarantor’s Group, certified as to their correctness by the chief accounting officer of the Corporate Guarantor; and

(e)	promptly after each request by the Agent, such further financial information about the Borrower, the Corporate Guarantor and/or the Ship and/or the vessels under the agency of the Approved Agent including, but not limited to, charter arrangements, Financial Indebtedness, realised and budgeted operating expenses, cash flow forecasts and loan repayments profiles, as the Lenders may reasonably require.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)	give a true and fair view of the state of affairs of the relevant person at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant person and its subsidiaries.

11.8	Shareholder and creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them.

11.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is party and the MOA;

(b)	for the validity or enforceability of any Finance Document to which it is party;

(c)	for the Borrower to continue to own and operate the Ship,

and the Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Agent or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	No amendment to MOA. The Borrower will not agree to any amendment, change of price or supplement to the MOA.

11.13	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in either the United Kingdom or the United States of America.

11.14	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

11.15	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will thereafter keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Ship, the Insurances or the Earnings or the Corporate Guarantor; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee, the Swap Bank or any Lender at any time.

11.17	Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide one copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	Segregation and separate identity. The Borrower will keep separate books and records, maintain separate accounts, conduct business in its own name, at all times observe all corporate and other formalities required by its constitutional documents, pay its liabilities out of its own funds, maintain adequate capital, use separate stationery, invoices and cheques and correct any known misunderstanding regarding its separate identity.

11.19	Transactions with associated companies. The Borrower will not enter into any transactions with any associated company, other than on an arm’s length basis, and shall observe segregation of its activities from those of other related parties and not co-mingle its assets, nor become liable for any third party obligations or pledge the Lenders credit.

11.20	Corporate Guarantor’s Dividends. The Corporate Guarantor may without the consent of the Lenders, provided no Event of Default has occurred which is continuing, and that no Event of Default would result therefrom, pay dividends to its shareholders of up to 50% of the Free Cash Flow for any four consecutive financial quarters, and may pay a further dividend in relation to the balance of such Free Cash Flow only with the prior consent of the Lenders, such consent not to be unreasonably withheld, provided that if any dividend is paid in respect of any financial quarter, then no further dividend may be paid in respect of the Free Cash Flow relating to that financial quarter.

12	CORPORATE UNDERTAKINGS

12.1	General. The Borrower also undertake with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of the Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3	Compliance Certificates. The Borrower will deliver to the Agent on the dates on which the accounts are or are to be delivered under clause 11.6 a Compliance Certificate duly and correctly completed and signed by the chief financial officers of the Borrower and the Corporate Guarantor confirming compliance with the covenants as set out in clause 12.4 as at the end of the latest financial year or half-year (as the case may be) and setting out the calculations (in such detail as the Lenders may require) pursuant to which the Corporate Guarantor has calculated dividends (if any) for such period.

12.4	Financial covenants. The Borrower will procure that:
(i)	the ratio of EBITDA to Interest Expense shall at all times be at least 2.5 to 1 in relation to the preceding 4 financial quarters; and

(ii)	at all times the ratio of Total Debt (less Unencumbered Liquid Assets) of the Group to Total Assets (less Unencumbered Liquid Assets) of the Group shall not be greater than 0.8 to 1.
12.5	Negative undertakings. The Borrower will not:

(a)	purchase any vessel other than the Ship or carry on any business other than the ownership, chartering and operation of the Ship; or

(b)	(following the occurrence of an Event of Default and while such Event of Default is continuing or if such payment would cause in the event that an Event of Default) pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or

(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation;

(h)	acquire any assets other than the Ship and rights arising under contracts entered into by it in the ordinary course of its business of owning, operating and chartering the Ship;

(i)	sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

(j)	incur any Financial Indebtedness other than in the ordinary course of owning and operating the Ship; or

(k)	allow, and the Borrower shall procure that the Corporate Guarantor does not allow, any Secured Liabilities to be subordinated to any other Financial Indebtedness incurred by the Borrower or the Corporate Guarantor.

12.6	The Borrower and the Corporate Guarantor shall procure that any Financial Indebtedness incurred from any company in the Corporate Guarantor’s Group is so incurred on terms that the same is fully subordinated to the Borrower’s and/or the Corporate Guarantor’s obligations under the Finance Documents on terms acceptable to the Lenders.

13	INSURANCE

13.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authority of the Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall keep the Ship insured at the expense of the Borrower against:

(a)	fire and usual marine risks (including hull and machinery, increased value and excess risks);

(b)	war risks; and

(c)	protection and indemnity risks (which cover shall include freight, demurrage and defence) in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

(d)	any other risks against which the Security Trustee reasonably considers, having regard to usual practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances. The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120 per cent. of the aggregate of the Loan and the Swap Exposure and (ii) the market value of the Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clause 13.2(c)) name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;

(f)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances. The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:
(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Lenders’ approval to the matters referred to in paragraph (i) above;
(b)	at least 7 days before the expiry of any obligatory insurance, renew the insurance; and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The Borrower shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry. The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provide the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	if applicable, a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8	Deposit of original policies. The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment. The Borrower shall not employ the Ship, nor permit her to be employed, outside the cover provided by any obligatory insurances, unless additional insurance cover is, with the Agent’s consent, provided by the Borrower.

13.12	Compliance with terms of insurances. The Borrower shall not do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances; and

(c)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances. The Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.14	Settlement of claims. The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications. The Borrower shall, at the request of the Agent, provide the Agent, at the time of each such communication, with copies of all written communications between the Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.16	Provision of information. In addition, the Borrower shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17	Mortgagee’s interest. The Security Trustee shall be entitled from time to time to effect, maintain and renew in such amounts, on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance (in an amount of no less than 110% of the aggregate of the Loan and the Swap Exposure (if any) at any relevant time) providing for the indemnification of the Security Trustee for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to either Ship or a liability of the Ship or of the Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;

(b)	a mortgagee’s interest additional perils policy providing for the indemnification of the Lenders against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18	Review of insurance requirements. The Agent shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lenders, significant and capable of affecting the Borrower or the Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

13.19	Modification of insurance requirements. The Agent shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.20	Compliance with Agent’s instructions. The Agent shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Agent until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

13.21	Insurance report. On the first anniversary of the Drawdown Date and annually thereafter the Agent may obtain, at the cost of the Borrower, an opinion from an independent insurance consultant acceptable to the Lenders on such matters relating to the insurances for the Ship as the Agent may require. The Agent shall be entitled (but not obliged) to debit the Earnings Account, without prior notice, in order to discharge any amount due and payable under this Clause 13.21.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authority of the Lenders, may otherwise permit (such permission to be in writing in relation to Clauses 14.2, 14.3(b) and 14.13(e)).

14.2	Ship’s name and registration. The Borrower shall keep the Ship registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the Ship in class at Lloyd’s Register of Shipping (or an equivalent classification society acceptable to the Agent in its sole discretion) free of overdue recommendations and conditions; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code and the ISM Code Documentation and the ISPS Code Documentation.

14.4	Class record etc. The Borrower shall, upon the written request of the Agent, instruct the classification society of the Ship to do all or any of the following:
(a)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the classification society in relation to the Ship;

(b)	to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them.
14.5	Modification. The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.6	Removal of parts. The Borrower shall not remove any material part of the Ship or any item of equipment installed on the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7	Surveys. The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lenders provide the Security Trustee, with copies of all survey reports.

14.8	Inspection. The Borrower shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board the Ship annually to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. All fees and expenses incurred in relation to the appointment of the surveyor or surveyors and preparation and issue of all technical reports pursuant to this Clause 14.8 shall be for the account of the Borrower. The Agent shall provide the Borrower with a copy of all technical reports prepared pursuant to this Clause 14.8.

14.9	Prevention of and release from arrest. The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure her release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall, and shall procure that the Manager shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower (including, but not limited to, the International Management Code for the Safe Operation of Ships and for Pollution Prevention);

(b)	not employ the Ship nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction;

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Agent has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Agent may require;

(d)	maintain at all times in respect of the Ship, a Safety Management Certificate and an International Ship Security Certificate; and

(e)	ensure that the Manager complies with the requirements of the ITF, the Panhellenic Seamens’ Federation or any other equivalent applicable body, union, authority or organisation.

14.11	Provision of information. The Borrower shall promptly provide the Agent with any information which the Agent reasonably requests regarding:

(a)	the Ship, her employment, position and engagements;

(b)	the Earnings and payments made or due in respect of the Ship;

(c)	any major expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	its compliance or the compliance of the Ship and the Manager with the ISM Code and the ISPS Code,

and, upon the Agent’s request, provide the Agent with copies of any current charter relating to the Ship, of any current charter guarantee, the ISM Code Documentation and the ISPS Code Documentation and at any time when the Manager is required to have ITF approval, evidence of such approval and the quarterly classification records relating to the Ship.

14.12	Notification of certain events. The Borrower shall immediately notify the Agent by letter or other approved method of communication of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within the required or applicable time;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on that Ship or the Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any material non-compliance with the ISM Code or the ISPS Code in connection with the Ship or which might affect the validity of the Ship’s document of compliance (DOC) or safety management certificate (SMC);

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with; or

(i)	the withdrawal or threatened withdrawal of the Document of Compliance and/or Safety Management Certificate relating to the Ship,

and the Borrower shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of the Borrower’s, the Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

The Borrower shall not:

(a)	without the prior consent of the Agent, let the Ship on demise charter for any period;

(b)	without the prior consent of the Agent, which shall not be unreasonably withheld, enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	without the prior consent of the Lenders, appoint a manager of the Ship other than the Manager or agree to any alteration to the terms of the Manager’s appointment;

(f)	de-activate or lay up the Ship;

(g)	enter the Ship with a different classification society without the prior written approval of the Agent; or

(h)	put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise.

14.14	Notice of Mortgage. The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.15	Sharing of Earnings. Other than to pay dividends to the Corporate Guarantor out of its net profit for any financial year (as evidenced its unaudited accounts for that year to be delivered to the Agent under clause 11.6) the Borrower shall not:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.16	Charter Assignment. If the Borrower enters into any charter or contract of affreightment in respect of the Ship which is of 12 months or more in duration, or is capable of exceeding 12 months in duration, the Borrower shall, at the request of the Agent, execute in favour of the Security Trustee an assignment and notice of assignment of such charter or contract of affreightment in such form and on such terms as the Agent may require, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs (b) and (d) of Part A of Schedule 3 hereof as the Agent may require.

14.17	Collateral Charter Assignment. If any Collateral Guarantor executes a first priority assignment of a Collateral Charter pursuant to the Existing Loan Agreement, that Collateral Guarantor shall, at the request of the Agent, execute in favour of the Security Trustee a Collateral Charter Assignment in respect of that Collateral Charter and notice of such assignment, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs (b) and (d) of Part A of Schedule 3 hereof as the Agent may require.

15	SECURITY COVER

15.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with each Creditor Party that if the Agent notifies the Borrower that:

(a)	the aggregate of the market value, (determined as provided below) of the Ship and the Collateral Ships subject to a Collateral Mortgage of the relevant time; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15 (together, the “Security Value”),

is below one hundred and twenty five per cent. (125%) of the aggregate of the Loan, the Existing Loan, the Existing Swap Exposure and the Swap Exposure (if any) (the “Required Security Amount”), the Borrower will, within 1 month after the date on which the Agent’s notice is served, either:
(i)	provide, or ensure that a third party provides, additional security (cash, other ships or otherwise) which, in the opinion of the Lenders, has a net realisable value at least equal to the shortfall and which covers such asset or assets, and is documented in such terms, as the Agent may, with authorisation from the Lenders, approve or require; or

(ii)	prepay in accordance with Clause 8 such part (at least) of the Loan as will eliminate the shortfall.
15.2	Valuation of Ship. The market value of the Ship and each Collateral Ship at any date is that shown by the arithmetic mean of two valuations prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an Approved Broker which the Agent has appointed or approved for the purpose;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment unless at the date of such valuation the Ship or a Collateral Ship is employed under a charter or contract of affreightment which has 12 or more months to run in which case such valuation shall be prepared taking such charter or contract of affreightment into account; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale

Provided that if such two valuations differ by more than 15% then the Lenders will obtain a third valuation from a third Approved Broker and the market value of the relevant Ship or Collateral Ship shall be the arithmetic mean of such 3 valuations.

15.3	Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.2.

15.4	Valuations binding. Any valuation under Clause 15.1(i), 15.2 or 15.3 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lenders make of a security which does not consist of or include a Security Interest.

15.5	Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker acting under Clause 15.2 or 15.3 with any information which the Agent or the Approved Broker may request for the purposes of the valuation; and, if the Borrower fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lenders (or the expert appointed by them) consider prudent.

15.6	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.2, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause, Provided that until the occurrence of an Event of Default or Potential Event of Default, the Borrower shall not be obliged to pay such fees or expenses in respect of more than one valuation of each of the Ship and Collateral Ships in any twelve-month period.

15.7	Frequency of Valuations. The Borrower acknowledges and agrees that the Agent may obtain valuations of the Ship and the Collateral Ships at such times as the Lenders shall, acting reasonably, deem necessary and, in any event, with the first such valuations to be obtained no later that the date falling 6 months after the Drawdown Date, not less often than once during each 12-month period of the Security Period.

15.8	Release of Security. If the Security Value shall at any time exceed the Required Security Amount, and the Borrower shall previously have provided further security to the Agent pursuant to clause 15.1(b), the Security Trustee shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to being indemnified against the cost of doing so, release any such further security specified by the Borrower, provided the Security Trustee shall not release any such security unless the Agent is satisfied that, immediately following such release, the Security Value will equal or exceed the Required Security Amount.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrower to the Agent, the Security Trustee or any Lender,

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(iii)	if in Dollars and in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at The Bank of New York of 1290 Avenue of Americas, Floor 5, New York NY 10104, U.S.A. Swift IRVTUS3N account No. 890-0429-585) with reference “Stealth Argentina”, or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties or to such other account with such other bank as the Security Trustee may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be to the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender concerned or the Swap Bank shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Creditor Parties from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of interest and default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction of the Loan and the Swap Exposure (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);
(b)	SECONDLY: following the occurrence of an Event of Default, in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent (or in the case of the Master Agreement which the Swap Bank), by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Security Trustee may, with the authorisation of the Lenders and the Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Security Trustee may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Security Trustee gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings and Swap Payments. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment) all the Earnings of the Ship, Requisition Compensation and proceeds of any insurances are paid to the Earnings Account, and all payments by the Swap Bank to the Borrower under each Designated Transaction are paid to the Earnings Account.

18.2	Application of Earnings. The Borrower undertakes with the Lenders that money from time to time credited to, or for the time being standing to the credit of, the Earnings Account shall, unless and until an Event of Default or Potential Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), (provided that the balance on the Earnings Account may at no time fall below the amount at any time estimated by the Agent as shall be required to pay interest on the Loan in the following 6 months) be available for application in the following manner:

(a)	FIRST: in or towards meeting the costs, fees and expenses payable by the Borrower under the Finance Documents;

(b)	SECONDLY: in or towards making the payments of interest due to the Lenders pursuant to Clause 5.1;

(c)	THIRDLY: in or towards making the payments, on a pari passu basis, of (i) principal due to the Lenders pursuant to Clause 8.1 and (ii) amounts due to the Swap Bank under the Master Agreement (other than as referred to in (a) above);

(d)	FOURTHLY: in or towards meeting the costs and expenses from time to time incurred by or on behalf of the Borrower in connection with the operation of the Ship; and

(e)	FIFTHLY: as to any surplus from time to time arising on the Earnings Account following application as aforesaid, to be paid to the Borrower or to whomsoever it may direct.

18.3	Location of accounts. The Borrower shall promptly :

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over the Earnings Account.

18.4	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account, without prior notice following the occurrence of an Event of Default and otherwise with 5 Business Days prior notice, in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.5	Borrower’ obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3, 13.2, 13.3, 14.3 or 15.1; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Lenders, such default is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)	any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of the Borrower:
(i)	any Financial Indebtedness of the Borrower is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of the Borrower becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of the Borrower is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of the Borrower ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of the Borrower becomes enforceable; or
(g)	any of the following occurs in relation to the Borrower:
(i)	the Borrower becomes unable to pay its debts as they fall due; or

(ii)	any assets of the Borrower are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $250,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of the Borrower; or

(iv)	the Borrower makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to the Borrower, or the members or directors of the Borrower pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of the Borrower unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	the Borrower petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of the Borrower is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lenders, is similar to any of the foregoing; or
(h)	the Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Lenders consider material of a Finance Document or the MOA is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	without the prior consent of the Lenders, there shall occur any change in any part of the legal ownership of the Borrower from that existing as at the Execution Date or the aggregate number of shares of and in the Corporate Guarantor beneficially owned or controlled by Mr Charalambos (“Harry”) Vafias and/or any of his parents, children, siblings and his wife falls below 15% of the total issued shares of and in the Corporate Guarantor; or

(l)	any provision which the Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a material adverse change in the financial position of the Borrower or the Corporate Guarantor; or

(ii)	any accident or other event involving the Ship,
in the light of which the Lenders reasonably consider that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

(o)	the MOA is terminated, cancelled, superseded, revoked, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent; or

(p)	the Borrower is in breach of any provisions of the MOA; or

(q)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(r)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the prior written consent of the Agent, acting with the authorisation of the Lenders.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4	Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee, the Swap Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Lender’s rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19 a “Relevant Person” means a Borrower and a Security Party (other than the Approved Charterer).

19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Arrangement and commitment fees. The Borrower shall pay to the Agent:

(a)	for the account of the Lenders pro rata in accordance with their Commitments, a non-refundable arrangement fee of one hundred and seventy two thousand forty Dollars ($172,000) on the date of this Agreement; and

(b)	for the account of the Lenders pro rata in accordance with their Commitments, on each of the dates falling at three (3) monthly intervals after 1 January 2009 (the “Commitment Date”) until the last day of the Availability Period and on the last day of the Availability Period, commitment commission accruing from the Commitment Date (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point four per cent. (0.4%) per annum on the daily undrawn amount of the Total Commitments.

20.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its reasonable demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s reasonable demand, the amount of all expenses incurred by a Lender or the Swap Bank in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Bank or the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)	where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of the Ship, the review of the insurances or the Ship pursuant to Clause 13.18;

(e)	any step taken by any Lender concerned or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.
20.5	Certification of amounts. A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender and the Swap Bank on the Agent’s demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party as a result of or in connection with:

(a)	The Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender or the Swap Bank claiming the indemnity;

(b)	Breakage Costs;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, any Creditor Party, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Agent’s or (as the case may be) the Security Trustee’s own officers or employees.

21.3	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.2 covers:

(a)	any matter which would be covered by Clause 20.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law or any regulation relating to safety at sea, pollution or the protection of the environment, including but not limited to the ISM Code and the ISPS Code.

21.4	Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application of Master Agreement. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.

21.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5	Application of Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Lenders’ Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in accordance with Clause 8.

23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:
(i)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;
but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3	Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than is 20 Business Days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and Mandatory Costs (if any).

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower. The Borrower may not, without the prior written consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), transfer:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, the Swap Bank and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate shall become effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document shall be binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate shall take effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents shall be assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment shall be discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender shall become a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender shall become bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security

Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender shall cease to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date shall rank in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender shall become entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those under Clause 5.8 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender shall cease to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by them, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information. A Lender may, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(a)	a change in the Margin or in the definition of LIBOR or Cost of Funds;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of Availability Period;

(e)	a change to the definition of “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 17, 18 or 30;

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	c/o the Corporate Guarantor 331 Kifissias Avenue 145 61 Kifissia Athens, Greece

Fax No: +30 210 625 2817

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent, the Account Bank, the Security Trustee and the Swap Bank	20 St. Dunstan’s Hill London EC3R 8HY England

Fax No: +44 207 626 5956 FAO: Shipping Dept.
or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 30.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 30.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 30.3 and 30.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4	Counterparts. A Finance Document may be executed in any number of counterparts.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement).

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. The Borrower irrevocably appoints Saville & Co at their office for the time being, presently at One Carey Lane, London EC2V 8AE, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1
LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment

DnB NOR Bank ASA	20 St. Dunstan’s Hill, London	$43,000,000
	EC3R 8HY
	England

SCHEDULE 2
DRAWDOWN NOTICE

To:	DnB NOR Bank ASA 20 St. Dunstan’s Hill London EC3R 8HY England

Attention: [ ]	200[ ]
DRAWDOWN NOTICE
1	We refer to the loan agreement (the “Loan Agreement”) dated December 2008 and made between us as Borrower, the Lenders referred to therein, DnB NOR Bank ASA as Agent, DnB NOR Bank ASA as Security Trustee and DnB NOR Bank ASA as Swap Bank in connection with a loan facility of up to $43,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Loan as follows:

(a)	Amount: $[ ];

(b)	Drawdown Date: [ ];

(c)	Duration of the first Interest Period shall be [ ] months;

(d)	Payment instructions : account of [ ] and numbered [ ] with [ ] of [ ].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan;

(c)	payment of the Loan in accordance with paragraph 2(d) above constitutes application thereof for our sole benefit in accordance with the purposes stated in the Loan Agreement, and such payment shall be solely our responsibility; and

(d)	there are no Required Authorisations.

4	This notice cannot be revoked without the prior written consent of the Lenders.

5	We authorise you to deduct any outstanding fees specified in Clause 20 from the amount of the Loan.

Attorney-in-Fact
for and on behalf of
[                                        ]

SCHEDULE 3
CONDITIONS PRECEDENT
(referred to in Clause 9.1)
Part A
(a)	Corporate Documents

Certified copies of all documents which evidence or relate to the constitution of each corporate Security Party and its current corporate existence;

(b)	Corporate Authorities
(i)	Certified Copies of resolutions of the directors and shareholders of each Corporate Security Party approving such of the Underlying Documents and Finance Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder additionally certified by an officer of such Security Party as having been passed at a duly convened meeting of the directors of such Security Party and as not having been amended, modified or revoked and being in full force and effect;

(ii)	originals or Certified Copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
(c)	all such information and documentation as the Agent shall require in respect of the “Know your Customer” requirements (of the United Kingdom Financial Services Authority) including, but not limited to Certified Copies of two forms of identification of (i) all signatories of the Earnings Account, (ii) two directors of the Borrower and the ultimate beneficial owner of the Borrower and the Corporate Guarantor.

(d)	Required Authorisations

a certificate (dated no earlier than 5 Business Days prior to the Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto;

(e)	Certificate of incumbency

a list of directors and officers of each Corporate Security Party specifying the names and positions of such persons, together with specimen signatures of those named therein certified by an officer of such Security Party to be true, complete and up to date;

(f)	Know-your-customer

all know-your-customer documentation as the Agent shall require;

(g)	Certified Copies of Underlying Documents

Certified Copies of such of the Underlying Documents as are then in existence;

(h)	Finance Documents

the Master Agreement, the Master Agreement Assignment, the Corporate Guarantee, the Account Security Deed and the Shares Pledge duly executed and delivered;

(i)	Accounts

evidence that the Earnings Account has been established and duly completed mandate forms in respect thereof have been delivered to the Account Bank;

(j)	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings referred to in each of the Finance Documents to which such Security Party is a party accepting its appointment under each such Finance Document;

(k)	No litigation

evidence satisfactory to the Lenders that there is no current litigation involving any Security Party which could materially affect its obligations under any Finance Document to which it is a party;

(l)	Financial statements

financial statements and accounts in relation to the Corporate Guarantor’s Group for the financial year ending 31 December 2008;
Part B
(a)	Drawdown notice

the Drawdown Notice duly executed;

(b)	Conditions precedent

evidence that the conditions precedent set out in Part 1 of schedule 3 remain fully satisfied;

(c)	MOA documentation

Certified Copy of the documents which are to be delivered by the Seller under the MOA;

(d)	Ship conditions

evidence that the Ship:
(i)	has been duly delivered to, and accepted by, the Borrower in accordance with the MOA and the full purchase price payable thereunder (in addition to the part thereof being financed by the Loan) has been duly paid;

(ii)	Registration and Security Interests

is registered in the name of the Borrower under the laws and flag of the Marshall Islands and that the Ship and its Earnings, Insurances and Requisition Compensation are free of Security Interests (except Permitted Security Interests); and

(iii)	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(iv)	Insurance

is insured in accordance with the provisions of the relevant Finance Documents and all requirements of the Finance Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Ship); and

(v)	has been delivered to and unconditionally accepted by the Approved Charterer under and in accordance with the Approved Charter;
(e)	Finance Documents

the Mortgage, the General Assignment, the Charter Assignment, the Tripartite Deed, the Collateral Mortgages, the Collateral General Assignments, the Collateral Charter Assignments, the Collateral Manager’s Undertakings and the Intercreditor Deed each duly executed and delivered and the Manager’s Undertaking from Stealth Maritime Corp. S.A. duly executed and delivered as commercial manager;

(f)	Cross-collateral documents

An agreement in a form acceptable to the Agent duly signed by the Existing Borrowers and endorsed by the Borrower, the Collateral Guarantors and the Corporate Guarantor amending and supplementing the Existing Loan Agreement to take into account the security to be provided by the Borrower, together with a second preferred ship mortgage on the Ship and deed of covenant collateral thereto (if applicable) and second priority general assignment and assignment of the Approved Charter, each in such form as the Agent may approve or require and evidence that such second Mortgage has been registered against the Ship through the relevant Registry;

(g)	Notices of assignment

duly executed notices of assignment in the forms prescribed by the relevant Finance Documents;

(h)	Mortgage registration

evidence that the Mortgage and the Collateral Mortgages have been registered against the Ship through the relevant Registry and the Collateral Ships respectively;

(i)	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings referred to in each Finance Document to which the relevant Security Party is a party, accepting its appointment under each of the relevant Finance Documents;

(j)	Valuation

a valuation of the Ship and each Collateral Ship made in accordance with Clause 15 dated no more than 30 days prior to the Drawdown Date;

(k)	Registration forms

such statutory forms duly signed by the Borrower and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Finance Documents;

(l)	DOC and application for SMC

a Certified Copy of the DOC and either (i) a Certified Copy of the SMC for the Ship;

(m)	Foreign legal opinions

opinions on matters of Marshall Islands law from Messrs Blank Rome satisfactory to the Agent;

(n)	Further opinions

such further professional opinions as the Agent may require; and

(o)	Further conditions precedent

evidence of fulfilment of such further conditions precedent as the Agent may reasonably require.

SCHEDULE 4
TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	DnB NOR Bank ASA for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.
1	This Certificate relates to a Loan Agreement (the “Loan Agreement”) dated and made between (1) [ ] as Borrower, (2) the banks and financial institutions named therein, (3) DnB NOR Bank ASA as Agent, (4) DnB NOR Bank ASA as Security Trustee and (5) DnB NOR Bank ASA as Swap Bank for a loan facility of up to $43,000,000.

2	In this Certificate:

“the Relevant Parties” means the Agent, the Borrower, [each Security Party], the Security Trustee and each Lender;

“the Transferor” means [full name] of [lending office];

“the Transferee” means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3	The effective date of this Certificate is 200 Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [ ] per cent. of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution Amount transferred

5	By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[ ]] [from [ ] per cent. of its Commitment, which percentage represents $[ ]] and the Transferee acquires a Commitment of $[ ].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party:
(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above;
(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.
9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender in the event that:
(i)	the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees
11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[•]

By:

Date:

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Telex:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Telex:
Fax:
Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	DnB NOR BANK ASA (as Agent)

From:	[ ]
Date [                    ] 200[     ]

Re:	loan facility agreement dated [ ] (the “Loan Agreement”) for a loan of up to USD43,000,000 term made between (1) Casteli Castle Inc. (as Borrower) (2), DNB NOR BANK ASA and certain other banks (as Lenders), (3) DnB NOR BANK ASA (as Agent, Account Bank and Security Trustee) and (4) DnB NOR BANK ASA as Swap Bank.
Dear Sirs
We refer to the Loan Agreement. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.	all the Borrower’s undertakings in the Loan Agreement set out in clause 12 are being fully complied with;

[2.	the Free Cash Flow is calculated as follows: ];

[3.	The Corporate Guarantor has calculated, declared [and paid] dividends as follows:

2.	EBITDA is [ ], Interest Expense is [ ] and therefore the ratio of EBITDA to Interest Expense is [ ] : [ ];

3.	Total Debit (less Unencumbered Liquid Assets) of the Group is [ ]; Total Assets (less Unencumbered Liquid Assets) is [ ] and the ratio of the first to the second is [ ] : [ ]

4.	no Event of Default or Potential Event of Default has occurred;

5.	the representations set out in clause 10 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.
[State any exceptions/qualifications to the above statements]

Yours faithfully

[ ]

By	By
[Chief Financial Officer : ]	Director :

SCHEDULE 6
MANDATORY COST
1.	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On, or as soon as possible after, the first day of each Interest Period, each Lender shall calculate, as a percentage rate per annum, its Mandatory Cost in accordance with the following paragraphs.
3.	The Mandatory Cost when a Lender lends from an office in any member state of the European Community that has adopted or adopts the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union will be the percentage (expressed as a per annum rate) which is that Lender’s determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that office.
4.	The Mandatory Cost for the Lender lending from an office in the United Kingdom will be calculated as follows and determined by each Lender accordingly:

Ex0.01	per cent. per annum
3000
Where E is designed to compensate a Lender for amounts payable under the Fees Rules and is calculated by that Lender as being the most recent rate of charge payable by it to the Financial Services Authority under the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to a Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.
5.	For the purposes of this schedule
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Supervision manual of the Financial Services Authority’s Handbook of rules and guidance or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules;

(e)	“Sterling” and “GBP” mean the lawful currency of the United Kingdom.
6.	The resulting figures will be rounded to four decimal places.

7.	A Lender may from time to time, after consultation with the Borrower, determine and notify the Borrower of any amendments which need to be made to this schedule to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions).

EXECUTION PAGE

BORROWER

SIGNED by	)
for and on behalf of	)
CASTELI CASTLE INC.	)

LENDERS

SIGNED by	)
for and on behalf of	)
DnB NOR BANK ASA	)

AGENT

SIGNED by	)
for and on behalf of	)
DnB NOR BANK ASA	)

SECURITY TRUSTEE

SIGNED by	)
for and on behalf of	)
DnB NOR BANK ASA	)

ACCOUNT BANK

SIGNED by	)
For and on behalf of	)
DnB NOR BANK ASA	)

SWAP BANK

SIGNED by	)
For and on behalf of	)
DnB NOR BANK ASA	)

Witness to all the	)
Above signatures	)

Name:
Address: